UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Zevra Therapeutics, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Zevra Therapeutics: All Employee Email

All,

Today, we filed our definitive proxy statement ahead of our 2025 annual meeting of stockholders. This is a standard and required filing that follows our preliminary proxy statement, which I shared an email on a few weeks ago. The two filings are largely similar and include the same topics, including the re-election of Tamara Favorito and Wendy Dixon, Ph.D. to our Board.

As part of this filing, we also mailed a letter to our stockholders in response to the alternative director nominees proposed by Daniel J. Mangless. This type of letter is also commonly used when alternative directors are proposed by outside parties. Our letter is intended to encourage stockholders to vote FOR Ms. Favorito and Dr. Dixon, and refrain from voting for Mr. Mangless’ nominees. It is also intended to remind our stockholders that our existing slate of directors have been carefully selected due to their deep expertise and diverse perspectives, and they are the candidates best positioned to guide Zevra in its execution of its strategic plan.

Our Board and management team maintain an open dialogue with Mr. Mangless and always welcome stockholder engagement and perspectives. However, we firmly believe that Zevra’s nominees, who have helped the Company take decisive action over the past two years to drive significant stockholder value, are the right directors to continue driving our progress towards becoming a leading rare disease therapeutics company.

Importantly, we do not want this to become a distraction for you. The best way to mitigate noise such as this is to continue to execute on our goals and remain focused on our pursuit towards making life-changing therapies available to patients suffering from rare diseases.

As I’ve mentioned in previous emails, it is incredibly important that we continue to speak with one voice and refrain from speculating on this news. Consistent with our company policy, in the event you are contacted by a member of the media, the investment community, or any other party, we ask that you simply respond that you are not authorized to comment on the matter, and immediately share their name and contact information with Nichol, LaDuane, Rahsaan and/or myself. I’d also like to remind you of our employee social media policy, which I’ve linked here.

Thank you for your commitment to Zevra and the patients we serve.

Sincerely,

Neil F. McFarlane

President and Chief Executive Officer

Zevra Therapeutics, Inc. (NASDAQ: ZVRA)

1180 Celebration Blvd., Suite 103, Celebration, FL, 34747 USA

O: +1 888.958.1253 | F: +1 321.999.7672

www.zevra.com | nmcfarlane@zevra.com

Additional Information and Where to Find It

Zevra has filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the 2025 Annual Meeting of Stockholders.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY ZEVRA, AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED BY ZEVRA WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION.

Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Zevra free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Zevra are also available free of charge by accessing Zevra’s investor relations website at investors.zevra.com.

Participants in the Solicitation

Zevra, its directors, executive officers, and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Zevra. Information about Zevra’s executive officers and directors is available under the heading “Information about our Executive Officers and Directors” in Part I of Zevra’s  Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 12, 2025 and under the headings “Proposal 1: Election of Directors,” “Executive Officers,” “Security Ownership of Certain Beneficial Owners and Management” and “Executive Compensation,” and “Director Compensation” in Zevra’s  definitive proxy statement on Schedule 14A for its annual meeting of stockholders to be held in 2025, which was filed with the SEC on April 21, 2025. To the extent holdings of our directors and executive officers of Zevra securities reported in such definitive proxy statement change, such changes will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov. Copies of the documents are also available free of charge by accessing Zevra’s investor relations website at investors.zevra.com.